Exhibit 99.1

Portland General Electric One World Trade Center 121 S.W. Salmon Street Portland, Oregon 97204 News Release

FOR IMMEDIATE RELEASE
April 29, 2014

Media Contact:	Investor Contact:
Steven Corson	Bill Valach
Corporate Communications	Investor Relations
Phone: 503-464-8444	Phone: 503-464-7395

Portland General Electric announces first quarter results

PORTLAND, Ore. — Portland General Electric Company (NYSE: POR) today reported net income of $58 million, or 73 cents per diluted share, for the first quarter of 2014. This compares with net income of $49 million, or 65 cents per diluted share, for the first quarter of 2013. The increase in earnings reflects the alignment of revenues and operating expenses as authorized in the 2014 general rate case and increased allowance of funds used during construction for the three new generating resources.

“We’re seeing strong operational performance across the company in 2014,” said Jim Piro, president and chief executive officer. “Construction of our three new generating resources is proceeding on time and on budget, our 2015 general rate case is under way, and our continued focus on operational excellence is delivering benefits for our customers, shareholders and other stakeholders.”

Company updates

•	Generation projects: Construction is progressing smoothly on all three generation projects selected last year through the competitive RFP processes.

◦
Port Westward Unit 2—Support structures are being completed at Port Westward Unit 2, a 220 megawatt natural gas-fired capacity resource, and with the recent delivery of the twelfth engine, all major equipment is now on site. The plant is expected to be placed in service in the first quarter of 2015 at an estimated cost of $300 million, excluding allowances for funds used during construction.

◦
Tucannon River Wind Farm—Design work is almost complete for Tucannon River Wind Farm, a 267 megawatt wind farm in Southeastern Washington, and turbine foundations are being poured. The wind farm is expected to be placed in service between December 2014 and March 2015 at an estimated cost of $500 million, excluding AFDC.

◦
Carty Generating Station—Land has been leveled at Carty Generating Station, a 440 megawatt natural gas-fired baseload plant, and foundations will be poured over the next three months. The plant is expected to be placed in service mid-2016 at an estimated cost of $450 million, excluding AFDC.

•
General rate case filing: In February of this year, PGE filed a general rate case requesting an overall customer price increase of 4.6 percent effective early 2015. The rate case primarily requests recovery of incremental costs to bring Port Westward Unit 2 and Tucannon River Wind Farm into service. The request is based on a return on equity of 10 percent, a capital structure of 50 percent debt and 50 percent equity, and an average rate base of $3.9 billion. PGE expects the Oregon Public Utility Commission to issue a final order with approved price changes before the end of 2014.

First quarter operating results

Total revenues increased $20 million, or 4 percent, to $493 million in the first quarter of 2014 from $473 million in the first quarter of 2013 primarily due to the net effect of the following:

•	A $21 million increase in the average retail price resulting from the January 1, 2014 price increase authorized by the OPUC in the company’s 2014 general rate case; and

•	A $5 million increase related to the collection of costs deferred in 2012 related to four capital projects beginning January 1, 2014 (offset in depreciation and amortization expense); and

•
$1 million, or 6 percent, increase in wholesale revenues consisting of $6 million related to a 51 percent increase in the average price of wholesale power largely offset by $5 million related to a 29 percent decrease in the volume sold; partially offset by

•
A $7 million decrease related to lower volumes of energy delivered largely driven by the 2.5 percent decline in residential energy deliveries. During the first quarters of 2014 and 2013, PGE recorded an estimated $4 million collection from customers pursuant to the decoupling mechanism, as weather-adjusted use per customer was lower than that approved in the applicable general rate case.

Purchased power and fuel expense decreased $8 million, or 4 percent, for the first quarter of 2014 compared to the first quarter of 2013, which consisted of $6 million related to a 3 percent decrease in total system load and $2 million related to a 1 percent decrease in the average variable power cost per megawatt hour.

Production and distribution expense increased $3 million, or 6 percent, in the first quarter of 2014 compared with the first quarter of 2013, primarily due to higher storm and service restoration costs and an increase in costs associated with the company’s ownership of Boardman. On December 31, 2013, PGE’s ownership of Boardman increased from 65 percent to 80 percent. Partially offsetting the increases was a $3 million reserve recorded in the first quarter of 2013 related to the company’s benchmark bid, which was not selected as a winning bid in the request for proposal for renewable resources.

Depreciation and amortization expense increased $13 million, or 21 percent, in the first quarter of 2014 compared with the first quarter of 2013, with $8 million related to timing of the deferral and amortization of costs of four capital projects as authorized in the company’s 2011 general rate case. In the first quarter of 2013, PGE deferred $4 million of costs related to these four projects and in the first quarter of 2014, the company recorded $4 million of amortization expense related to the recovery of these costs (offset in retail revenues). In addition, capital additions increased depreciation and amortization expense by $5 million.

Interest expense in the first quarter of 2014 was comparable with the first quarter of 2013, with a $3 million increase related to a higher average balance of debt outstanding which was largely offset by an increase in the allowance for borrowed funds used during construction resulting from a higher average construction work-in-progress balance from the construction of three new generation projects.

Other income, net increased $2 million in the first quarter of 2014 compared with the first quarter of 2013, primarily due to an increase in the allowance for equity funds used during construction from the higher average CWIP balance, partially offset by lower earnings on the non-qualified benefit plan trust assets.

Income tax expense was $20 million in the first quarter of 2014 compared with $17 million in the first quarter of 2013. The increase is primarily due to the increase in pre-tax income for 2014 compared to 2013 combined with a decrease in estimated annual production tax credits, partially offset by a favorable income tax benefit in 2014 related to an increase in the allowance for equity funds used during construction.

2014 earnings guidance

PGE is increasing full-year 2014 earnings guidance by 5 cents to $2.05 to $2.20 per diluted share. This is driven by a delay in issuance of equity under the equity forward sale agreement as a result of updated financing plans. In May, PGE expects to enter into an 18-month unsecured loan agreement to borrow approximately $305 million and to execute a bond purchase agreement to issue approximately $280 million of First Mortgage Bonds with draws delayed to the second half of 2014. Other guidance assumptions are as follows:

•	Average hydro conditions;

•	Wind generation based on historical levels;

•	Normal thermal plant operations;

•	Colstrip Unit 4 replacement power costs of $1.5 million in January;

•	Operating and maintenance costs between $480 and $500 million;

•	Depreciation and amortization expense between $295 and $305 million; and

•	Capital expenditures slightly over $1 billion.

First quarter 2014 earnings call and web cast — Apr. 29

PGE will host a conference call with financial analysts and investors on Tuesday. Apr. 29, at 11 a.m. ET. The conference call will be webcast live on the PGE website at portlandgeneral.com. A replay of the call will be available beginning at 3 p.m. ET on Tuesday, Apr. 29 through Tuesday, May 6.

Jim Piro, president and CEO; Jim Lobdell, senior vice president of finance, CFO, and treasurer; and Bill Valach, director, investor relations, will participate in the call. Management will respond to questions following formal comments.

The attached unaudited condensed consolidated statements of income, condensed consolidated balance sheets, and condensed consolidated statements of cash flows, as well as the supplemental operating statistics, are an integral part of this earnings release.

# # # # #

About Portland General Electric Company

Portland General Electric Company is a vertically integrated electric utility that serves approximately 838,000 residential, commercial and industrial customers in the Portland/Salem metropolitan area of Oregon. The company’s headquarters are located at 121 S.W. Salmon Street, Portland, Oregon 97204. Visit PGE’s website at portlandgeneral.com.

Safe Harbor Statement
Statements in this news release that relate to future plans, objectives, expectations, performance, events and the like may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding earnings guidance; statements regarding future load, hydro conditions and operating and maintenance costs; statements concerning implementation of the company’s integrated resource plan; statements concerning future compliance with regulations limiting emissions from generation facilities and the costs to achieve such compliance; as well as other statements containing words such as “anticipates,” “believes,” “intends,” “estimates,” “promises,” “expects,” “should,” “conditioned upon,” and similar expressions. Investors are cautioned that any such forward-looking statements are subject to risks and uncertainties, including reductions in demand for electricity and the sale of excess energy during periods of low wholesale market prices; operational risks relating to the company’s generation facilities, including hydro conditions, wind conditions, disruption of fuel supply, and unscheduled plant outages, which may result in unanticipated operating, maintenance and repair costs, as well as replacement power costs; the costs of compliance with environmental laws and regulations, including those that govern emissions from thermal power plants; changes in weather, hydroelectric and energy markets conditions, which could affect the availability and cost of purchased power and fuel; changes in capital market conditions, which could affect the availability and cost of capital and result in delay or cancellation of capital projects; failure to complete capital projects on schedule or within budget, or the abandonment of capital projects, which could result in the company’s inability to recover project costs; the outcome of various legal and regulatory proceedings; and general economic and financial market conditions. As a result, actual results may differ materially from those projected in the forward-looking statements. All forward-looking statements included in this news release are based on information available to the company on the date hereof and such statements speak only as of the date hereof. The company assumes no obligation to update any such forward-looking statement. Prospective investors should also review the risks and uncertainties listed in the company’s most recent annual report on form 10-K and the company’s reports on forms 8-K and 10-Q filed with the United States Securities and Exchange Commission, including management’s discussion and analysis of financial condition and results of operations and the risks described therein from time to time.
POR-F
Source: Portland General Electric Company

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Revenues, net	$493	$473
Operating expenses:
Purchased power and fuel	184	192
Production and distribution	54	51
Administrative and other	54	54
Depreciation and amortization	75	62
Taxes other than income taxes	28	27
Total operating expenses	395	386
Income from operations	98	87
Interest expense (1)	25	25
Other income (expense):
Allowance for equity funds used during construction	6	2
Miscellaneous income (expense), net	(1)	1
Other income, net	5	3
Income before income tax expense	78	65
Income tax expense	20	17
Net income	58	48
Less: net loss attributable to noncontrolling interests	—	(1)
Net income attributable to Portland General Electric Company	$58	$49

Weighted-average shares outstanding (in thousands):
Basic	78,992	75,608
Diluted	80,156	75,699
Earnings per share:
Basic	$0.74	$0.65
Diluted	$0.73	$0.65
Dividends declared per common share	$0.275	$0.270

(1)	Includes an allowance for borrowed funds used during construction of $4 million and $1 million for three months ended March 31, 2014 and 2013, respectively.

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	March 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$64	$107
Accounts receivable, net	158	146
Unbilled revenues	77	104
Inventories	64	65
Margin deposits	17	9
Regulatory assets—current	55	66
Other current assets	114	94
Total current assets	549	591
Electric utility plant, net	5,009	4,880
Regulatory assets—noncurrent	448	464
Nuclear decommissioning trust	83	82
Non-qualified benefit plan trust	33	35
Other noncurrent assets	47	49
Total assets	$6,169	$6,101

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$147	$173
Liabilities from price risk management activities - current	52	49
Current portion of long-term debt	70	—
Accrued expenses and other current liabilities	182	171
Total current liabilities	451	393
Long-term debt, net of current portion	1,846	1,916
Regulatory liabilities—noncurrent	899	865
Deferred income taxes	605	586
Unfunded status of pension and postretirement plans	157	154
Non-qualified benefit plan liabilities	102	101
Asset retirement obligations	101	100
Liabilities from price risk management activities—noncurrent	126	141
Other noncurrent liabilities	25	25
Total liabilities	4,312	4,281
Total equity	1,857	1,820
Total liabilities and equity	$6,169	$6,101

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2014	2013
Cash flows from operating activities:
Net income	$58	$48
Depreciation and amortization	75	62
Other non-cash income and expenses, net included in Net income	25	29
Changes in working capital	—	26
Net cash provided by operating activities	158	165
Cash flows from investing activities:
Capital expenditures	(185)	(108)
Other, net	6	1
Net cash used in investing activities	(179)	(107)
Cash flows from financing activities:
Maturities of commercial paper, net	—	(17)
Dividends paid	(22)	(20)
Net cash used in financing activities	(22)	(37)
(Decrease) increase in cash and cash equivalents	(43)	21
Cash and cash equivalents, beginning of period	107	12
Cash and cash equivalents, end of period	$64	$33

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues (dollars in millions):
Retail:
Residential	$257	$246
Commercial	158	149
Industrial	52	51
Subtotal	467	446
Other retail revenues, net	2	4
Total retail revenues	469	450
Wholesale revenues	17	16
Other operating revenues	7	7
Total revenues	$493	$473

Energy sold and delivered (MWh in thousands):
Retail energy sales:
Residential	2,174	2,229
Commercial	1,651	1,657
Industrial	740	760
Total retail energy sales	4,565	4,646
Retail energy deliveries:
Commercial	130	130
Industrial	261	264
Total retail energy deliveries	391	394
Total retail energy sales and deliveries	4,956	5,040
Wholesale energy deliveries	381	540
Total energy sold and delivered	5,337	5,580

Number of retail customers at end of period:
Residential	734,265	726,799
Commercial	103,369	102,379
Industrial	203	207
Direct access	446	513
Total retail customers	838,283	829,898

PORTLAND GENERAL ELECTRIC COMPANY AND SUBSIDIARIES
SUPPLEMENTAL OPERATING STATISTICS, continued
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Sources of energy (MWh in thousands):
Generation:
Thermal:
Coal	1,233	1,361
Natural gas	948	976
Total thermal	2,181	2,337
Hydro	533	481
Wind	217	245
Total generation	2,931	3,063
Purchased power:
Term	1,220	1,310
Hydro	378	393
Wind	63	66
Spot	747	684
Total purchased power	2,408	2,453
Total system load	5,339	5,516
Less: wholesale sales	(381)	(540)
Retail load requirement	4,958	4,976

	Heating Degree-days
	2014	2013
January	724	835
February	683	569
March	484	498
1st Quarter	1,891	1,902
Average *	1,864	1,850
* — “Average” amounts represent the 15-year rolling averages provided by the National Weather Service (Portland Airport).